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            [LOGO]                          45 FIRST AVENUE, WALTHAM, MA 02454
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                                                              September 27, 1999


Dear Stockholder:


    I am pleased to invite you to a Special Meeting of the stockholders of Thermo Power Corporation ("Thermo Power") at which you will be asked to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 5, 1999 among Thermo Power, Thermo Electron Corporation, the parent company of Thermo Power ("Thermo Electron"), and TP Acquisition Corporation, a newly-formed subsidiary of Thermo Electron (the "Merger Sub"). The Special Meeting will take place at 10:00 a.m. on Thursday, October 28, 1999 at the executive offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts 02454.


    Under the terms of the Merger Agreement, the Merger Sub would merge with and into Thermo Power, with Thermo Power being the surviving corporation (the "Merger"). Each issued and outstanding share of Thermo Power common stock (other than shares held by Thermo Electron and stockholders who properly dissent under Massachusetts law) would be converted into the right to receive $12.00 in cash. Thermo Power would become a private company and a wholly owned subsidiary of Thermo Electron. The Merger is more fully described in the Merger Agreement, which is attached as Appendix A to the enclosed Proxy Statement. If you choose to dissent from the Merger and wish to seek appraisal of the fair value of your stock, please refer to the sections of the Proxy Statement regarding the rights of dissenting stockholders under Massachusetts law.

    A special committee of Thermo Power's Board of Directors (the "Special Committee"), acting in the interests of the stockholders of Thermo Power other than Thermo Electron and the officers and directors of each of Thermo Power and Thermo Electron (the "Public Stockholders"), evaluated the merits of, and negotiated the terms of, the Merger. The Special Committee received an opinion from its financial advisor, Invemed Associates LLC, as to the fairness of the Merger from a financial point of view to the Public Stockholders. The Special Committee recommended that Thermo Power's Board of Directors approve the Merger Agreement. Please read carefully the written opinion of Invemed Associates LLC, dated May 4, 1999, which is attached as Appendix B to the enclosed Proxy Statement.

    Thermo Power's Board of Directors believes the Merger is fair to the Public Stockholders and unanimously recommends that stockholders vote "FOR" approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, stockholders should be aware that six of the eight members of Thermo Power's Board of Directors are either directors of Thermo Electron or employees of Thermo Electron or its subsidiaries and thus have interests that are in addition to, or different from, your interests as stockholders of Thermo Power.


    Massachusetts law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Thermo Power common stock entitled to vote at the Special Meeting in order for the Merger Agreement to be approved. Thermo Electron, which owns approximately 78% of Thermo Power's outstanding common stock, intends to vote its shares in favor of approving the Merger Agreement, thus assuring that the Merger Agreement will be approved. Only stockholders of record at the close of business on September 27, 1999 will receive notice of and be able to vote at the Special Meeting or any adjournment or adjournments thereof.


    The accompanying Proxy Statement provides you with a summary of the Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. You can also obtain other information about Thermo Power and Thermo Electron from documents filed with the Securities and Exchange Commission.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US TODAY. IF YOU DATE, SIGN AND MAIL YOUR PROXY CARD WITHOUT INDICATING
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HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE
MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

    Your Board of Directors believes that the transaction with Thermo Electron is in the best interests of Thermo Power and its Public Stockholders and has unanimously approved it. Your Board of Directors unanimously recommends that stockholders vote for approval of the Merger Agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy today.

    Please do not send any stock certificates to us now. Assuming the Merger Agreement is approved, we will send you instructions concerning the surrender of your shares.

    Thank you for your interest and participation.


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                                Yours very truly,

                                /s/ J. Timothy Corcoran
                                J. Timothy Corcoran
                                PRESIDENT AND CHIEF EXECUTIVE OFFICER
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